News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

CROWN HOLDINGS, INC. REPORTS FIRST QUARTER 2026 RESULTS

Tampa, FL — April 27, 2026. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the first quarter ended March 31, 2026.

Highlights

First Quarter
•Global beverage shipments increased 5%
•Diluted earnings per share of $1.56 versus $1.65 in 2025
•Adjusted diluted earnings per share increased 11% to $1.86
•Returned $251 million to shareholders, including $39 million of dividends, reflecting a 35% dividend increase
•Announced plans to construct a new greenfield two-line, high-speed beverage can plant in Northern India

“The Company got off to a solid start for the year, driven by strong results in our European and Asian beverage can businesses, beverage can equipment and our North American food can and closures businesses,” said Timothy J. Donahue, Chairman, President & Chief Executive Officer. “Global beverage can volumes advanced 5%, led by robust shipments throughout Europe and Asia-Pacific. North American shipments advanced 1% in the quarter as a strong March, up 8% over the prior year, helped overcome a slow start to the year, the result of widespread winter storms in January.

“The Company grew both segment income and adjusted diluted earnings per share during the quarter, despite the challenging operating environment. All Crown facilities remain operational, and, through our global sourcing initiatives and manufacturing flexibility, we have been able to procure necessary materials and meet customer requirements in all global regions. While we expect that continued headwinds from the effects of the Middle East conflict will persist through the second quarter, the Company anticipates another strong year in 2026. As such, we reiterate our previous full year earnings, cash flow and capital expenditure guidance.

“Earlier this month, the Company announced plans to establish a state-of-the-art beverage can manufacturing facility in Northern India, marking Crown’s entry into one of the world’s fastest growing beverage markets. The two-line facility is expected to commence operations in the second half of 2027 and will serve accelerating demand in both the alcoholic and non-alcoholic segments.

“As we look ahead, the Company will continue to use its robust free cash flow to make strategic investments in growth and return value to shareholders through dividends and disciplined repurchases of its common stock.”

Net sales in the first quarter were $3,259 million compared to $2,887 million in the first quarter of 2025 reflecting higher global beverage can shipments, the pass-through of $234 million in higher material costs and favorable foreign currency of $74 million.

Income from operations was $365 million in the first quarter of 2026, in line with the prior year period. Segment income in the first quarter of 2026 was $405 million compared to $398 million in the prior year first quarter driven by higher beverage can shipments in Europe and Asia-Pacific offset by lower beverage can shipments in Brazil and lower input cost recovery in North America.

Net income attributable to Crown Holdings in the first quarter was $175 million compared to $193 million in the first quarter of 2025. Reported diluted earnings per share were $1.56 in the first quarter of 2026 compared to $1.65 in 2025. Adjusted net income was $209 million compared to $195 million in 2025 and adjusted diluted earnings per share were $1.86 compared to $1.67 in 2025.

Outlook
“With demand remaining firm across our global beverage businesses and considering our first quarter performance, the Company reaffirms its full year 2026 guidance of adjusted diluted earnings per share between $7.90 and $8.30, while recognizing the impact that volatility across aluminum, energy and transportation markets may have on input costs and consumer spending. Second quarter adjusted diluted earnings per share are expected to be in the range of $2.10 to $2.20. The Company expects to generate approximately $900 million in adjusted free cash flow in 2026 after capital spending of approximately $550 million, which includes initial spending related to the recently announced beverage can plant in India,” commented Kevin C. Clothier, Senior Vice President and Chief Financial Officer.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Non-GAAP Measures
Segment income, adjusted free cash flow, net debt, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share, net interest expense, EBITDA and adjusted EBITDA are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for income from operations, cash flow, leverage ratio, net income, effective tax rates, diluted earnings per share or interest expense and interest income prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income as the principal measure of the performance of its operations and adjusted free cash flow and adjusted net leverage ratio as the principal measures of its liquidity. The Company considers all of these measures in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that adjusted free cash flow and adjusted net leverage ratio provide meaningful measures of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share repurchases or dividends. The Company believes that adjusted net income, segment income, the adjusted effective tax rate and adjusted diluted earnings per share are useful in evaluating the Company’s operations as these measures are adjusted for items that affect comparability between periods. Segment income, adjusted free cash flow, net debt, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share, net interest expense, EBITDA and adjusted EBITDA are derived from the Company’s Consolidated Statements of Operations, Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, adjusted free cash flow, net debt, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share and adjusted EBITDA can be found within this release. Reconciliations of estimated adjusted diluted earnings per share, adjusted free cash flow, the adjusted effective tax rates and adjusted net leverage ratio for the second quarter and full year of 2026 to estimated diluted earnings per share, operating cash flow, the effective tax rate and income from operations on a GAAP basis are not provided in this release due to the unavailability of estimates of the following, the timing and magnitude of which the Company is unable to reliably forecast without unreasonable efforts, which are excluded from estimated adjusted diluted earnings per share, the adjusted effective tax rates and adjusted net leverage ratio, and could have a significant impact on earnings per share, the effective tax rate and income from operations on a GAAP basis: gains or losses on the sale of businesses or other assets, restructuring and other costs, asset impairment charges, asbestos-related charges, losses from early extinguishment of debt, pension settlement and curtailment charges, the tax and noncontrolling interest impact of the items above, and the impact of tax law changes or other tax matters.

Conference Call
The Company will hold a conference call tomorrow, April 28, 2026, at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are 630-395-0194 or toll-free 888-324-8108 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s website, http://www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on May 5, 2026. The telephone numbers for the replay are 203-369-0896 or toll free 866-427-6407.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including expected levels of capital expenditures, free cash flow and earnings; the Company’s ability to continue to operate its plants, distribute its products, and maintain its supply chain, including any impact of the ongoing Middle East conflict; the Company’s ability to complete the project in Northern India; the future impact of currency translation; the continuation of performance and market trends in 2026, including consumer preference for beverage cans and global beverage can demand; the future impact of inflation, including the potential for higher interest rates and energy and transportation prices and the Company’s ability to recover raw material and other inflationary costs, including tariffs and retaliatory trade measures; future demand for food cans; the Company’s ability to deliver continuous operational improvement and future demand in the Transit Packaging segment that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2025 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Crown Holdings, Inc., through its subsidiaries, is a worldwide leader in the design, manufacture and sale of packaging products for consumer goods and industrial products. World headquarters are located in Tampa, Florida.

For more information, contact:
Kevin C. Clothier, Senior Vice President and Chief Financial Officer, (215) 698-5281
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended March 31,
	2026	2025
Net sales	$3,259	$2,887

Cost of products sold	2,615	2,262
Depreciation and amortization	118	110
Selling and administrative expense	159	152
Restructuring and other	2	(2)
Income from operations (1)	365	365
Loss on debt extinguishment	3
Other pension and postretirement	5	5
Foreign exchange	(3)	2
Earnings before interest and taxes	360	358
Interest expense	97	99
Interest income	(12)	(13)
Income from operations before income taxes	275	272
Provision for income taxes	70	46
Equity earnings	1	1
Net income	206	227
Net income attributable to noncontrolling interests	31	34
Net income attributable to Crown Holdings	$175	$193

Earnings per share attributable to Crown Holdings common shareholders:
Basic	$1.56	$1.65
Diluted	$1.56	$1.65

Weighted average common shares outstanding:
Basic	111,982,661	116,672,836
Diluted	112,533,102	117,039,580
Actual common shares outstanding at quarter end	111,756,236	116,393,894

(1) Reconciliation from income from operations to segment income follows.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income

The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to exclude intangibles amortization charges and provisions for restructuring and other.

	Three Months Ended March 31,
	2026	2025
Income from operations	$365	$365
Intangibles amortization	38	35
Restructuring and other	2	(2)
Segment income	$405	$398

Segment Information

Net Sales	Three Months Ended March 31,
	2026	2025
Americas Beverage	$1,530	$1,320
European Beverage	588	512
Asia Pacific	303	279
Transit Packaging	496	482
Other (1)	342	294
Total net sales	$3,259	$2,887

Segment Income

Americas Beverage	$210	$236
European Beverage	86	67
Asia Pacific	52	47
Transit Packaging	53	60
Other (1)	47	29
Corporate and other unallocated items	(43)	(41)
Total segment income	$405	$398

(1) Includes the Company’s North America tinplate businesses: food can, aerosol can, and closures, and beverage tooling and equipment operations in the U.S. and United Kingdom.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

The following table reconciles reported net income and diluted earnings per share attributable to the Company to adjusted net income and adjusted diluted earnings per share, as used elsewhere in this release.

	Three Months Ended March 31,
	2026		2025
Net income/diluted earnings per share attributable to Crown Holdings, as reported	$175	$1.56	$193	$1.65
Intangibles amortization (1)	38	0.34	35	0.30
Restructuring and other (2)	2	0.02	(2)	(0.02)
Loss on debt extinguishment	3	0.02
Income taxes (3)	(8)	(0.07)	(31)	(0.26)
Noncontrolling interests (4)	(1)	(0.01)
Adjusted net income/diluted earnings per share	$209	$1.86	$195	$1.67

Effective tax rate as reported	25.5%		16.9%

Adjusted effective tax rate	24.5%		25.2%

Adjusted net income, adjusted diluted earnings per share and the adjusted effective tax rate are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, diluted earnings per share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)In the first quarters of 2026 and 2025, the Company recorded charges of $38 million ($29 million net of tax) and $35 million ($27 million net of tax) for intangibles amortization arising from prior acquisitions.

(2)In the first quarter of 2026, the Company recorded net restructuring and other charges of $2 million ($4 million net of tax). In the first quarter of 2025, the Company recorded net restructuring and other gains of $2 million ($2 million net of tax).

(3)The Company recorded income tax benefits of $8 million and $31 million in the first quarters of 2026 and 2025, primarily related to the items described above and an income tax benefit of $22 million in the first quarter of 2025 from an internal reorganization.

(4)In the first quarter of 2026, the Company recorded noncontrolling interest related to the items described above.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)
March 31,	2026	2025
Assets
Current assets
Cash and cash equivalents	$584	$779
Receivables, net	1,957	1,702
Inventories	1,701	1,527
Prepaid expenses and other current assets	291	212
Total current assets	4,533	4,220

Goodwill and intangible assets, net	4,042	4,021
Property, plant and equipment, net	5,159	4,939
Other non-current assets	571	661
Total assets	$14,305	$13,841

Liabilities and equity
Current liabilities
Short-term debt	$53	$202
Current maturities of long-term debt	507	1,491
Accounts payable and accrued liabilities	3,497	3,145
Total current liabilities	4,057	4,838

Long-term debt, excluding current maturities	5,697	4,743
Other non-current liabilities	1,139	1,088

Noncontrolling interests	495	478
Crown Holdings shareholders’ equity	2,917	2,694
Total equity	3,412	3,172
Total liabilities and equity	$14,305	$13,841

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Three Months Ended March 31,	2026	2025

Cash flows from operating activities
Net income	$206	$227
Depreciation and amortization	118	110
Restructuring and other	2	(2)
Pension and postretirement expense	10	10
Pension contributions	(5)	25
Stock-based compensation	13	14
Loss on debt extinguishment	3
Working capital changes and other	(401)	(370)

Net cash (used for)/provided by operating activities	(54)	14

Cash flows from investing activities
Capital expenditures	(87)	(33)
Other	(10)	34

Net cash (used for)/provided investing activities	(97)	1

Cash flows from financing activities
Net change in debt	346	108
Dividends paid to shareholders	(39)	(30)
Common stock repurchased	(212)	(203)
Dividends paid to noncontrolling interests	(17)	(28)
Other, net (1)	(107)

Net cash used for financing activities	(29)	(153)

Effect of exchange rate changes on cash and cash equivalents	(4)	1

Net change in cash and cash equivalents	(184)	(137)
Cash and cash equivalents at January 1	879	1,016

Cash, cash equivalents and restricted cash at March 31 (2)	$695	$879

(1)Primarily consists of payments for assets financed in 2025.
(2)Cash and cash equivalents include $111 million and $100 million of restricted cash at March 31, 2026 and 2025.

Adjusted free cash flow is defined by the Company as net cash from operating activities less capital expenditures and certain other items. A reconciliation of net cash used for operating activities to adjusted free cash flow for the three months ended March 31, 2026 and 2025 follows.

	Three Months Ended March 31,
	2026	2025
Net cash (used for)/provided by operating activities	$(54)	$14
Interest included in investing activities (3)	12	13
Capital expenditures	(87)	(33)
Adjusted free cash flow	$(129)	$(6)

(3)Interest benefit of cross currency swaps included in investing activities.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

Consolidated Supplemental Data (Unaudited)
(in millions)

Impact of Foreign Currency Translation – Favorable/(Unfavorable) (1)

	Three Months Ended March 31, 2026
	Net Sales	Segment Income
Americas Beverage	$8	$(2)
European Beverage	36	5
Asia Pacific	7	1
Transit Packaging	21	4
Other	2	1
	$74	$9

(1)The impact of foreign currency translation represents the difference between actual current year U.S. dollar results and pro forma amounts assuming constant foreign currency exchange rates for translation in both periods. In order to compute the difference, the Company compares actual U.S. dollar results to an amount calculated by dividing the current U.S. dollar results by current year average foreign exchange rates and then multiplying those amounts by the applicable prior year average foreign exchange rates.

Reconciliation of Adjusted EBITDA and Adjusted Net Leverage Ratio

	Q1 2026	Q1 2025	Full Year 2025	Twelve Months Ended March 31, 2026
Income from operations	$365	$365	$1,553	$1,553
Add:
Intangibles amortization	38	35	148	151
Restructuring and other	2	(2)	83	87
Segment income	405	398	1,784	1,791
Depreciation	80	75	308	313
Adjusted EBITDA	$485	$473	$2,092	$2,104

Total debt			$5,964	$6,257
Less cash			764	584
Net debt			$5,200	$5,673

Adjusted net leverage ratio			2.5x	2.7x